April 1, 2020

Blessed Bean Coffee LLC agrees to lease to Elev8 Brands, Inc.(subtenant), 1000 square feet of warehouse space at 250 National Place, Suite 162, Longwood, Florida 32750, for the storage of CBD Infused Iced Coffee and Iced Tea, for the agreed sum of $750.00 (seven hundred fifty dollars and zero cents) per month, includes dumpster, and utilities.

This subtenant lease expires July 31, 2021.

Robie D. Leavitt	Ryan Medico
Owner Blessed Bean Coffee LLC	CEO Elev8 Brands, INC